EXHIBIT 23.1

                               Stan J.H. Lee, CPA
             2160 North Central Rd. Suite 203 * Fort Lee * NJ 07024
                        P.O. Box 436402 * San Ysidro * CA
                                   92143-9402
             619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com


To Whom It May Concern;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of January 11, 2010 , on the audited financial statements MedBook World, Inc. of November 30, 2009 , in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA
--------------------------------
Stan J.H. Lee, CPA
Fort Lee, NJ
January 11, 2010





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